Exhibit 99.1

SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
(310) 279-5980
Investor@pondel.com

Superior Industries Signs Commitment Letter
for $100 Million Senior Secured Revolving Credit Facility

VAN NUYS, CALIFORNIA - November 3, 2014 - Superior Industries International, Inc. (NYSE:SUP), the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America, today announced that it has signed a commitment letter with J.P. Morgan Securities LLC as lead arranger, JPMorgan Chase Bank, N.A. as administrative agent, and Wells Fargo Bank, National Association as syndication agent for a $100 million senior secured revolving credit facility.

The facility will have a term of five years and contain an expansion feature providing for additional revolving credit or term loans in an amount up to $50 million. The $50 million expansion feature has not yet been committed to by any lenders. The commitment and obligations of the lenders are subject to customary terms and conditions. Closing of the transaction is anticipated to occur prior to the end of the year.

The company anticipates using the facility for general corporate purposes and to take advantage of future opportunities to support profitable growth and create shareholder value.

About Superior Industries

Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its plants in the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include BMW, Chrysler, Ford, General Motors, Mitsubishi, Nissan, Subaru, Tesla, Toyota and Volkswagen. For more information, visit www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, closing of the transaction for the credit facility, borrowing under the facility for general corporate purposes and use of the expansion feature for additional revolving credit or term loans and are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports, including the company's Annual Report on Form 10-K for 2013. These factors and risks relate to items including, but not limited to, general automotive industry and market conditions and growth rates, as well as general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.